UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Akili, Inc.
(Name of Subject Company)

Akili, Inc.
(Name of Person(s) Filing Statement)

Common Stock, $0.0001 par value per share
(Title of Class of Securities)

00974B107
(CUSIP Number of Common Stock)

Matthew Franklin
President and Chief Financial Officer
Akili, Inc.
71 Commercial Street, Mailbox 312,
Boston, MA 02109
(617) 456-0597
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With a copy to:
Joshua Zachariah, Esq.
Sarah Ashfaq, Esq.
Tevia Pollard, Esq.
Goodwin Procter LLP
100 Northern Ave
Boston, MA 02210
(617) 570-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K filed by Akili, Inc. on May 29, 2024 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.